UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 14, 2011

First Trinity Financial Corporation

(Exact Name of registrant as specified in its charter)

Commission File No. 000-52613

Oklahoma		34-1991436
(State or other jurisdiction		(I.R.S. Employer Identification No.)
of incorporation or organization)

7633 E 63rd Place, Suite 230, Tulsa, OK	74133
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.
Item 8.01                      Other Events.

First Trinity Financial Corporation’s (“First Trinity” or the “Company”) wholly-owned subsidiary, Trinity Life Insurance Company (“Trinity Life”), a life insurance company domiciled in Oklahoma, received approval on October 14, 2011 of its Form A from the Missouri Department of Insurance and is now permitted to acquire more than 10% ownership in Family Benefit Life Insurance Company (“Family Benefit Life”), a Missouri domiciled life insurance company with statutory admitted assets of over $60.0 million. The Missouri domiciled life insurance company is licensed in Arizona, Colorado, Kansas, Missouri, Nebraska, New Mexico and Oklahoma.  The Company reported its filing of the Form A in its Current Report on Form 8-K filed August 31, 2011.

Trinity Life has entered into agreements to acquire 267,825 shares of the issued and outstanding common stock of Family Benefit Life, for about $9.19 per share.  The total consideration for these purchases equals $2,461,477 with purchase settlements expected before October 24, 2011.  These purchases represent approximately 20.8% of the issued and outstanding shares of Family Benefit Life.  Trinity Life previously acquired approximately 9.994% of the issued and outstanding common stock of Family Benefit Life between July 1 and August 8, 2011 that represented 128,257 shares acquired for $1,198,706 or $9.35 per share.  As of October 24, 2011, Trinity Life shall have purchased approximately 30.8% of the issued and outstanding common shares of Family Benefit Life.  The purchase price for 201,469 of the issued and outstanding shares acquired by Trinity Life will generally increase by the difference in the prices if the Company offers to acquire all of the issued and outstanding common stock of Family Benefit Life at a greater price per share than originally paid.

The acquisition of control of a Missouri-domiciled insurance company is subject to the prior approval of the Missouri Department of Insurance.  An acquisition of more than 10% of the voting securities of a Missouri domiciled insurer is presumed to be an acquisition of control.  On August 25, 2011, Trinity Life filed the necessary application with the Missouri Department of Insurance to authorize the acquisition of control of Family Benefit Life.  A hearing on the application occurred on September 23, 2011.  The Director of the Missouri Department of Insurance reviewed the application and on October 14, 2011 determined, among several enumerated factors set forth in the Missouri insurance laws, that the acquisition would not have adverse effects on the public, the policyholders of Family Benefit Life or the competition and also concluded that the financial condition, experience, management and post-acquisition plans of Trinity Life supported the acquisition.

With the October 14, 2011 approval of Trinity Life’s acquisition of control application by the Missouri Department of Insurance, the company may now acquire shares without the prior approval of the Missouri Department of Insurance.  First Trinity plans to propose a business combination involving Trinity Life and Family Benefit Life with cash, shares of First Trinity or some combination thereof as consideration.  Trinity Life may alter its plan as circumstances dictate to acquire additional shares through negotiated purchases with individual shareholders, cease making purchases or to make a cash offer for some all of the shares it does not own.  At the request of Family Benefit Life, on October 17, 2011, the Company submitted an offer to Family Benefit Life, to acquire all of the issued and outstanding shares of common stock of Family Benefit Life based on the capital and surplus of Family Benefit Life as of September 30, 2011 plus a premium of approximately $3.7 million. The purchase proposal is subject to the completion of due diligence, the continuation of business by Family Benefit Life in the ordinary course and certain other conditions.  The Company has been informed by the Board of Directors of Family Benefit Life that the offer is acceptable to Family Benefit Life and the terms of the transaction are being finalized by Family Benefit Life and Trinity Life.

Special Note Regarding Forward-Looking Statements

This disclosure contains certain forward-looking statements and information relating to First Trinity that are based on the beliefs of our management as well as assumptions made by, and information currently available to, the Company.  These statements include, but are not limited to, statements about our strategies, plans, alternatives, objectives, expectations, intentions, expenditures, assumptions and other statements contained in this report that are not historical facts.  When used in this document, words such as “evaluate,” “anticipate,” “believe,” “estimate,” “expect,” “intent,” “plan” and “project” and similar expressions, as they relate to the Company are intended to identify forward-looking statements.  These statements reflect current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.

Many factors could cause the actual results, performance or plans to be materially different from any future results, performance or plans that may be expressed or implied by such forward-looking statements.  These factors include, among other things:

·	The continued availability of cash to fund the purchase of shares;
·	The willingness of a significant number of shareholders of Family Benefit Life to sell their shares at a price Trinity Life believes to be reasonable;
·	The attitude about a change of control by the management and the Board of Directors of Family Benefit Life and any actions they take in response to our acquisition of shares;
·	The risk factors set forth in First Trinity’s prospectus dated April 7, 2011 as supplemented;
·	The deterioration of the U.S. economy and the life insurance industry in particular; and
·	Changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Trinity Financial Corporation

Date: October 19, 2011	By:	/s/ Gregg E. Zahn
Gregg E. Zahn
President and Chief Executive Officer

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